UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2005

POLYMEDICA CORPORATION

(Exact Name of Registrant as Specified in Charter)

Massachusetts	0-19842	04-3033368

(State or Other Juris- diction of Incorporation	(Commission File Number)	(IRS Employer Identification No.)

11 State Street, Woburn, Massachusetts	01801

(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (781) 933-2020

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

     ☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

     ☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

     ☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

     ☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry Into a Material Definitive Agreement

On March 18, 2005, the Board of Directors of PolyMedica Corporation (the “Company”) approved amendments to the option grant agreements of Herbert A. Denton, a current member of the Board, in order to extend the exercise period of options granted thereunder from 90 days to 2 years. As described below, Mr. Denton has notified the Company that he intends to retire from the Board of Directors effective March 23, 2005.

In addition, on March 18, 2005, the Board approved the grant to Patrick T. Ryan, President, Chief Executive Officer and Director, of options to purchase 150,000 shares of the Company’s common stock at $32.26 per share, plus a grant of 15,000 shares of restricted stock. When originally hired on September 27, 2004, the Company committed to issue 450,000 shares of the Company’s common stock at $29.82 per share. The Company’s 2000 Stock Incentive Plan limits grants to 300,000 shares in any calendar year. Therefore, Mr. Ryan is being granted the aforementioned 150,000 options and 15,000 shares of restricted stock at this time. Such grants have vesting schedules that have been aligned with Mr. Ryan’s grant of 300,000 options on September 27, 2004. In conjunction with these stock option and restricted stock grants, Mr. Ryan and the Company have agreed to clarify that the stock option grant initially made by the Company to Mr. Ryan on September 27, 2004 covers 300,000 shares, as contemplated by the 2000 Stock Incentive Plan, rather than the full 450,000 shares the Company committed to grant.

Item 5.02(b). Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers

(b) On March 17, 2005, Herbert A. Denton notified the Company’s Chairman of the Board that he plans to retire as a director effective March 23, 2005. A copy of the related press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

     (c) Exhibits

     See Exhibit Index attached hereto.

SIGNATURE

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYMEDICA CORPORATION

Date: March 23, 2005	By:	/s/ Stephen C. Farrell
Stephen C. Farrell
Senior Vice President and Chief Operating Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated March 22, 2005